Exhibit 99.1

The Container Store Group, Inc. Announces Second Quarter Fiscal 2020 Financial Results

Consolidated net sales increase of 5.0%, inclusive of a 16.8% increase in the fiscal month of September

Online sales increase of 86.4%

Earnings per diluted share of $0.41 compared to $0.08 in second quarter of fiscal 2019

Strong Year-to-Date Operating Cash Flow of $91.2 million and free cash flow* of $84.3 million

Announces exclusive co-branded product collaboration with Marie Kondo

Coppell, TX — October 20, 2020 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the second quarter of fiscal 2020 ended September 26, 2020.

●	Consolidated net sales were $248.2 million, up 5.0%, inclusive of a 16.8% increase in the fiscal month of September. Net sales in The Container Store retail business (“TCS”) were $233.0 million, up 5.3%. Online sales increased 86.4% in the second quarter of fiscal 2020. Elfa International AB (“Elfa”) third-party net sales were $15.2 million, flat compared to the second quarter of fiscal 2019; however, excluding the impact of foreign currency translation, Elfa third-party net sales were down 6.6%.
●	Consolidated net income and net income per diluted share (“EPS”) were $20.2 million and $0.41 compared to net income of $3.6 million and $0.08 in the second quarter of fiscal 2019. Adjusted net income per diluted share (“Adjusted EPS”)* was $0.43 compared to $0.08 in the second quarter of fiscal 2019.
●	Adjusted EBITDA* nearly doubled to $44.1 million in the second quarter of fiscal 2020 compared to $22.4 million in the second quarter of fiscal 2019.
●	Net cash provided by operating activities was $91.2 million in the twenty-six weeks ended September 26, 2020 (the “first half of fiscal 2020”), compared to $5.8 million in the twenty-six weeks ended September 28, 2019 (the “first half of fiscal 2019”). Free cash flow* increased to $84.3 million compared to ($15.8) million in the first half of fiscal 2019.

Melissa Reiff, Chairwoman and Chief Executive Officer commented, “We are thrilled to announce that we achieved the best second quarter sales, earnings and free cash flow in the Company’s history. I am very proud of our second quarter results which reflect the significant strides we have made on our multi-year sales-driving initiatives across merchandising, marketing, stores and online. The hard work of our teams across the organization and disciplined execution of our strategic priorities enabled us to benefit from the current stay-at-home phenomenon created by today’s environment. Our focus on increasing relevancy with our marketing and merchandising alliances resulted in the successful 2019 product and marketing partnership we forged with The Home Edit. This positioned us to capitalize on increased interest in the storage and organization category resulting from their recently premiered Netflix show in early September.”

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

Ms. Reiff continued, “We continue to build our brand, broaden our appeal, increase our relevancy and fortify our position as the category leader. As outlined in our separate press release, we are delighted to announce our exclusive, elegant, and sustainably sourced collection of co-branded products with Marie Kondo, which is expected to be available in our stores and online beginning in January 2021. We believe these strategic partnerships with leading, innovative household names continue to ensure The Container Store remains top of mind when it comes to storage and organization and Custom Closets solutions.”

Ms. Reiff concluded, “We believe that many of the key factors driving our strong second quarter performance have continued into the third quarter of fiscal 2020. As we look ahead, we are excited about the sales momentum we are driving and October trends to date have improved from September levels. While the macro backdrop remains uncertain, we are proud of our excellent execution and believe we are well positioned to continue capitalizing on the many opportunities that lie ahead.”

Second Quarter Fiscal 2020 Results

For the second quarter (thirteen weeks) ended September 26, 2020:

●	Consolidated net sales were $248.2 million, up 5.0% compared to the second quarter of fiscal 2019. TCS net sales were $233.0 million, an increase of 5.3%, with other product categories up 10.1%, contributing 550 basis points of the increase, and Custom Closets remaining almost flat. Our online sales increased 86.4% compared to the second quarter of fiscal 2019. Elfa third-party net sales were $15.2 million, flat compared to the second quarter of fiscal 2019; however, excluding the impact of foreign currency translation, Elfa third-party net sales were down 6.6%. The Company does not believe that comparable store sales is a meaningful metric to present in the second quarter of fiscal 2020 because all stores except one are considered comparable for purposes of the calculation; therefore, the calculated increase would be materially the same as the overall TCS net sales increase of 5.3%.

●	Consolidated gross margin was 58.8%, an increase of 90 basis points, compared to the second quarter of fiscal 2019. TCS gross margin increased 50 basis points to 57.5%, primarily due to less promotional activity and favorable mix of higher margin product sales in the second quarter of fiscal 2020, partially offset by increased shipping costs as a result of a higher mix of online sales. Elfa gross margin increased 380 basis points primarily due to favorable customer and product sales mix and to a lesser extent lower direct material costs.
●	Consolidated selling, general and administrative expenses (“SG&A”) decreased by 11.2% to $101.2 million in the second quarter of fiscal 2020 from $114.0 million in the second quarter of fiscal 2019. SG&A as a percentage of net sales decreased 740 basis points primarily due to reductions in payroll, marketing costs, transportation costs and other expenses, combined with leverage of SG&A on higher sales during the quarter.
●	Pre-opening costs declined to $7.0 thousand in the second quarter of fiscal 2020 from $2.3 million in the second quarter of fiscal 2019 primarily due to $1.7 million of net costs associated with the opening of the second distribution center in the second quarter of fiscal 2019. The company did not open any new stores in the second quarter of fiscal 2020 and opened one new store in the second quarter of fiscal 2019.
●	Consolidated net interest expense decreased 16.9% to $4.5 million in the second quarter of fiscal 2020 from $5.4 million in the second quarter of fiscal 2019. The decrease is primarily due to lower interest rates, combined with a lower principal balance on the Senior Secured Term Loan Facility.
●	The effective tax rate was 31.0% in the second quarter of fiscal 2020, as compared to 26.8% in the second quarter of fiscal 2019. The increase in the effective tax rate is primarily due to the Company’s jurisdictional mix of income and additional tax expense related to stock-based compensation.
●	Net income was $20.2 million, or $0.41 per diluted share, in the second quarter of fiscal 2020 compared to net income of $3.6 million, or $0.08 per diluted share in the second quarter of fiscal 2019. Adjusted net income*

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

was $20.9 million, or $0.43 per diluted share, in the second quarter of fiscal 2020 compared to adjusted net income* of $3.9 million, or $0.08 per diluted share in the second quarter of fiscal 2019.

●	Adjusted EBITDA* was $44.1 million in the second quarter of fiscal 2020 compared to $22.4 million in the second quarter of fiscal 2019, driven by higher consolidated net sales, combined with consolidated gross margin expansion of 90 basis points and a 740 basis point improvement in SG&A as a percentage of consolidated net sales.

For the year-to-date (twenty-six weeks) ended September 26, 2020:

●	Consolidated net sales were $399.9 million, down 10.3% as compared to the first half of fiscal 2019. Net sales at TCS were $372.4 million, down 10.6%, compared to the first half of fiscal 2019 and Elfa third-party net sales were $27.5 million, down 7.1% compared to the first half of fiscal 2019. Declines in TCS and Elfa net sales were due to the negative impact of COVID-19 during the first quarter of fiscal 2020. As a result of the impact of the COVID-19 pandemic on our Company stores and the Company’s policy of excluding extended store closures from its comparable sales calculation, the Company does not believe that comparable store sales is a meaningful metric to present for fiscal 2020.
●	Consolidated gross margin was 56.1%, a decrease of 140 basis points compared to the first half of fiscal 2019. TCS gross margin decreased 260 basis points to 54.6%, primarily due to increased shipping costs as a result of a higher mix of online sales and increased promotional activity, partially offset by a favorable mix of higher margin product sales. Elfa gross margin increased 490 basis points primarily due to favorable customer and product sales mix and to a lesser extent lower raw material prices.
●	Consolidated SG&A decreased by 15.7% to $187.5 million from $222.3 million in the first half of fiscal 2019. SG&A as a percentage of net sales decreased 300 basis points. The decrease was primarily due to reductions in payroll, marketing, and transportation costs, partially offset by the deleverage of occupancy costs in the first half of fiscal 2020.
●	Pre-opening costs declined to $16.0 thousand in the first half of fiscal 2020 from $3.5 million in the first half of fiscal 2019 primarily due to $2.8 million of net costs associated with the opening of the second distribution center in the first half of fiscal 2019. The Company opened no new stores in the first half of fiscal 2020 as compared to opening one new store in the first half of fiscal 2019.
●	Other expenses increased to $1.1 million in the first half of fiscal 2020 due to severance costs associated with the reduction in workforce as a result of the COVID-19 pandemic, as compared to $0.4 million for charges primarily related to the closure of Elfa France operations in the first half of fiscal 2019.
●	Consolidated net interest expense decreased 15.0% to $9.4 million in the first half of fiscal 2020 from $11.1 million in the first half of fiscal 2019. The decrease is primarily due to lower interest rates, combined with a lower principal balance on the Senior Secured Term Loan Facility.
●	The effective tax rate was 38.1%, as compared to 50.3% in the first half of fiscal 2019. The decrease in the effective tax rate is primarily due to a shift in the Company’s jurisdictional mix of income, offset by an increase in state income tax rates on deferred balances.
●	Net income was $3.5 million, or $0.07 per diluted share, in the first half of fiscal 2020 compared to net loss of $0.5 million, or ($0.01) per diluted share in the first half of fiscal 2019. Adjusted net income* was $5.4 million, or $0.11 per diluted share, in the first half of fiscal 2020 compared to adjusted net loss* of $0.2 million, or $0.00 per diluted share in the first half of fiscal 2019.
●	Adjusted EBITDA* was $48.5 million in the first half of fiscal 2020 compared to $33.1 million in the first half of fiscal 2019.

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

Balance sheet and liquidity highlights:

(In thousands)	September 26, 2020	September 28, 2019
Cash	$61,847	$9,029
Total debt, net of deferred financing costs	$245,032	$285,756
Liquidity (1)	$168,535	$91,526
Free cash flow (2)	$84,319	$(15,779)

(1)	Cash plus availability on revolving credit facilities.
(2)	Represents fiscal twenty-six week periods only. See Reconciliation of GAAP to Non-GAAP Financial Measures table.

Conference Call Information

A conference call to discuss second quarter fiscal 2020 financial results is scheduled for today, October 20, 2020, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (844) 512-2921 (international callers please dial (412) 317-6671). The pin number to access the telephone replay is 13711857. The replay will be available until November 20, 2020.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our future opportunities; our goals, strategies, priorities and initiatives; sales trends and momentum; our anticipated financial performance; the availability of our new product line with Marie Kondo and our plans in response to the outbreak of COVID-19.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the outbreak of COVID-19 and the associated impact on our business, results of operations and financial condition; our ability to continue to lease space on favorable terms; costs and risks relating to new store openings; quarterly and seasonal fluctuations in our operating results; cost increases that are beyond our control; our inability to protect our brand; our failure or inability to protect our intellectual property rights; overall decline in the health of the economy, consumer spending, and the housing market; our inability to source and market new products to meet consumer preferences; failure to successfully anticipate consumer preferences and demand; competition from other stores and internet-based competition; vendors may sell similar or identical products to our competitors; our and our vendors’ vulnerability to natural disasters and other unexpected events; disruptions at our Elfa manufacturing facilities; deterioration or change in vendor relationships or events that adversely affect our vendors or their ability to obtain financing for their operations, including COVID-19; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws; risks relating to operating two distribution centers; our dependence on foreign imports for our merchandise; our reliance upon independent third party transportation providers; our inability to effectively manage our online sales; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; damage to, or interruptions in, our information systems as a result of external factors, working from home arrangements, staffing shortages and difficulties in updating our existing software or developing or implementing new software; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; fluctuations in currency exchange rates; our inability to maintain sufficient levels of cash flow to meet growth expectations; our fixed lease obligations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; changes to global markets and inability to predict future interest expenses; our reliance on key executive management; employee furloughs and uncertainty about their ability to return to work; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; impairment charges and effects of changes in estimates or projections used to assess the fair value of our assets; effects of tax reform and other tax fluctuations; and significant fluctuations in the price of our common stock; substantial future sales of our common stock, or the perception that such sales may occur, which could depress the price of our common stock; risks related to being a public company; our performance meeting guidance provided to the public; anti-takeover provisions in our governing documents, which could delay or prevent a change in control; and our failure to establish and maintain effective internal controls.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, (the “SEC”) on June 17, 2020 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading retailer of storage and organization products and solutions – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 11,000 products designed to help customers accomplish projects, maximize their space and make the most of their home. The Container Store also offers a full suite of custom closets designed to accommodate all sizes, styles and budgets.

Visit www.containerstore.com for more information about store locations, the product collection and services offered. Visit www.containerstore.com/blog for inspiration, tips and real solutions to everyday organization challenges, and www.whatwestandfor.com to learn more about the company’s unique culture.

The Container Store Group, Inc.

Consolidated statements of operations

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(In thousands, except share and per share amounts) (unaudited)	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019

Net sales	$248,241	$236,432	$399,927	$445,952
Cost of sales (excluding depreciation and amortization)	102,183	99,628	175,630	189,341
Gross profit	146,058	136,804	224,297	256,611
Selling, general, and administrative expenses (excluding depreciation and amortization)	101,193	113,978	187,458	222,309
Stock-based compensation	1,977	965	2,809	1,776
Pre-opening costs	7	2,331	16	3,506
Depreciation and amortization	8,823	8,742	17,772	18,448
Other expenses	294	403	1,102	376
Gain on disposal of assets	—	—	(6)	(4)
Income from operations	33,764	10,385	15,146	10,200
Interest expense, net	4,491	5,402	9,441	11,111
Income (loss) before taxes	29,273	4,983	5,705	(911)
Provision (benefit) for income taxes	9,073	1,337	2,175	(458)
Net income (loss)	$20,200	$3,646	$3,530	$(453)

Net income (loss) per common share — basic	$0.42	$0.08	$0.07	$(0.01)
Net income (loss) per common share — diluted	$0.41	$0.08	$0.07	$(0.01)

Weighted-average common shares — basic	48,513,826	48,291,643	48,451,508	48,261,395
Weighted-average common shares — diluted	48,782,505	48,417,474	48,630,246	48,261,395

The Container Store Group, Inc.

Consolidated balance sheets

	September 26,	March 28,	September 28,
(In thousands)	2020	2020	2019
Assets	(unaudited)		(unaudited)
Current assets:
Cash	$61,847	$67,755	$9,029
Accounts receivable, net	29,053	24,721	26,030
Inventory	117,715	124,207	133,200
Prepaid expenses	10,391	8,852	11,736
Income taxes receivable	93	4,724	2,603
Other current assets	12,926	11,907	10,518
Total current assets	232,025	242,166	193,116
Noncurrent assets:
Property and equipment, net	136,573	147,540	155,107
Noncurrent operating lease assets	304,390	347,170	362,609
Goodwill	202,815	202,815	202,815
Trade names	226,562	222,769	223,184
Deferred financing costs, net	135	170	206
Noncurrent deferred tax assets, net	2,444	2,311	1,803
Other assets	3,110	1,873	1,732
Total noncurrent assets	876,029	924,648	947,456
Total assets	$1,108,054	$1,166,814	$1,140,572

The Container Store Group, Inc.

Consolidated balance sheets (continued)

	September 26,	March 28,	September 28,
(In thousands, except share and per share amounts)	2020	2020	2019
Liabilities and shareholders’ equity	(unaudited)		(unaudited)
Current liabilities:
Accounts payable	$85,680	$53,647	$74,376
Accrued liabilities	76,734	66,046	65,522
Revolving lines of credit	1,107	9,050	10,813
Current portion of long-term debt	6,970	6,952	6,936
Current operating lease liabilities	54,724	62,476	61,663
Income taxes payable	2,797	—	254
Total current liabilities	228,012	198,171	219,564
Noncurrent liabilities:
Long-term debt	236,955	317,485	268,007
Noncurrent operating lease liabilities	292,142	317,284	333,603
Noncurrent deferred tax liabilities, net	48,556	50,178	49,516
Other long-term liabilities	13,094	11,988	10,534
Total noncurrent liabilities	590,747	696,935	661,660
Total liabilities	818,759	895,106	881,224
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 48,570,280 shares issued at September 26, 2020; 48,316,559 shares issued at March 28, 2020; 48,306,412 shares issued at September 28, 2019	486	483	483
Additional paid-in capital	869,167	866,667	865,347
Accumulated other comprehensive loss	(24,741)	(36,295)	(32,395)
Retained deficit	(555,617)	(559,147)	(574,087)
Total shareholders’ equity	289,295	271,708	259,348
Total liabilities and shareholders’ equity	$1,108,054	$1,166,814	$1,140,572

The Container Store Group, Inc.

Consolidated statements of cash flows

	Twenty-Six Weeks Ended
	September 26,	September 28,
(In thousands) (unaudited)	2020	2019

Operating activities
Net income (loss)	$3,530	$(453)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,772	18,448
Stock-based compensation	2,809	1,776
Gain on disposal of assets	(6)	(4)
Deferred tax benefit	(4,726)	(1,810)
Non-cash interest	931	931
Other	80	199
Changes in operating assets and liabilities:
Accounts receivable	(2,529)	(1,858)
Inventory	8,748	(25,988)
Prepaid expenses and other assets	(2,266)	310
Accounts payable and accrued liabilities	46,227	17,424
Net change in lease assets and liabilities	9,672	122
Income taxes	7,493	(4,254)
Other noncurrent liabilities	3,448	912
Net cash provided by operating activities	91,183	5,755

Investing activities
Additions to property and equipment	(6,864)	(21,534)
Proceeds from sale of property and equipment	6	4
Net cash used in investing activities	(6,858)	(21,530)

Financing activities
Borrowings on revolving lines of credit	22,242	35,428
Payments on revolving lines of credit	(30,849)	(29,676)
Borrowings on long-term debt	—	29,000
Payments on long-term debt	(81,482)	(16,775)
Payment of taxes with shares withheld upon restricted stock vesting	(406)	(356)
Net cash (used in) provided by financing activities	(90,495)	17,621

Effect of exchange rate changes on cash	262	(181)

Net (decrease) increase in cash	(5,908)	1,665
Cash at beginning of fiscal period	67,755	7,364
Cash at end of fiscal period	$61,847	$9,029

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income (loss), adjusted net income (loss) per common share - diluted, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income or net loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., its controlling stockholder, to assess its financial performance.

The Company presents adjusted net income (loss), adjusted net income (loss) per common share - diluted, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income (loss) as net income (loss) before restructuring charges, charges related to the impact of COVID-19 on business operations, severance charges associated with COVID-19, charges related to an Elfa manufacturing facility closure, charges related to the closure of Elfa France operations, impairment charges related to intangible assets, loss on extinguishment of debt, certain (gains) losses on disposal of assets, certain management transition costs incurred and benefits realized, charges incurred as part of the implementation of our optimization plan, and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income (loss) per common share - diluted as adjusted net income (loss) divided by the diluted weighted average common shares outstanding. We use adjusted net income (loss) and adjusted net income (loss) per common share - diluted to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income (loss) and adjusted net income (loss) per common share - diluted because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

The Company defines EBITDA as net income (loss) before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company presents free cash flow, which the Company defines as net cash provided by (used in) operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.

Additionally, this press release refers to the decline in Elfa third-party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate, which is a financial measure not calculated in accordance with GAAP. The Company believes the disclosure of Elfa third-party net sales decline without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per common share - diluted with the most directly comparable GAAP financial measures of GAAP net income (loss) and GAAP net income (loss) per common share - diluted.

	Thirteen		Twenty-Six
	Weeks Ended		Weeks Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Numerator:
Net income (loss)	$20,200	$3,646	$3,530	$(453)
Elfa France closure (a)	—	403	—	403
COVID-19 costs (b)	273	—	1,496	—
Severance (c)	294	—	1,103	—
Taxes (d)	163	(112)	(722)	(112)
Adjusted net income (loss)	$20,930	$3,937	$5,407	$(162)

Denominator:
Weighted-average common shares outstanding — diluted	48,782,505	48,417,474	48,630,246	48,261,395

Net income (loss) per common share — diluted	$0.41	$0.08	$0.07	$(0.01)
Adjusted net income (loss) per common share — diluted	$0.43	$0.08	$0.11	$(0.00)

(a)	Charges related to the closure of Elfa France operations in the second quarter of fiscal 2019, which we do not consider in our evaluation of ongoing performance.

(b)	Includes incremental costs attributable to the COVID-19 pandemic, substantially all of which consist of hazard pay for distribution center employees in the first quarter of fiscal 2020 and sanitization costs in the first and second quarters of fiscal 2020, which we do not consider in our evaluation of ongoing performance.

(c)	Includes costs incurred in the first and second quarters of fiscal 2020 associated with the reduction in workforce as a result of the COVID-19 pandemic and the related temporary store closures in fiscal 2020, which we do not consider in our evaluation of ongoing performance.

(d)	Tax impact of adjustments to net income (loss) which are considered to be unusual or infrequent tax items, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income (loss).

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net income (loss)	$20,200	$3,646	$3,530	$(453)
Depreciation and amortization	8,823	8,742	17,772	18,448
Interest expense, net	4,491	5,402	9,441	11,111
Income tax provision (benefit)	9,073	1,337	2,175	(458)
EBITDA	$42,587	$19,127	$32,918	$28,648
Pre-opening costs (a)	7	2,331	16	3,506
Non-cash lease expense (b)	(1,065)	(415)	10,073	(1,177)
Stock-based compensation (c)	1,977	965	2,809	1,776
Foreign exchange losses (gains) (d)	8	14	129	(61)
Elfa France closure (e)	—	403	—	403
COVID-19 costs (f)	273	—	1,496	—
Severance and other costs (g)	296	1	1,105	(26)
Adjusted EBITDA	$44,083	$22,426	$48,546	$33,069

(a)	Non-capital expenditures associated with opening new stores and relocating stores, and costs associated with opening the second distribution center, including marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.
(b)	Reflects the extent to which our annual GAAP operating lease expense has been above or below our cash operating lease payments. The amount varies depending on the average age of our lease portfolio (weighted for size), as our GAAP operating lease expense on younger leases typically exceeds our cash operating lease payments, while our GAAP operating lease expense on older leases is typically less than our cash operating lease payments. Non-cash lease expense increased in the twenty-six weeks ended September 26, 2020 due to renegotiated terms with landlords due to COVID-19 that resulted in deferral of $11.9 million of certain cash lease payments and the modification of certain lease terms for a substantial portion of our leased properties. In the second quarter of fiscal 2019, lease expenses associated with the opening of the second distribution center were excluded from Non-cash lease expense and included in Pre-opening costs.
(c)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.
(d)	Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.
(e)	Charges related to the closure of Elfa France operations in the second quarter of fiscal 2019, which we do not consider in our evaluation of ongoing performance.
(f)	Includes incremental costs attributable to the COVID-19 pandemic, substantially all of which consist of hazard pay for distribution center employees in the first quarter of fiscal 2020 and sanitization costs in the first and second quarters of fiscal 2020, which we do not consider in our evaluation of ongoing performance.

(g)	Severance and other costs include amounts our management does not consider in our evaluation of our ongoing operations. The fiscal 2020 amounts include costs incurred in the first and second quarters of fiscal 2020 associated with the reduction in workforce as a result of the COVID-19 pandemic and the related temporary store closures in fiscal 2020.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash provided by operating activities.

	Twenty-Six Weeks Ended
	September 26,	September 28,
	2020	2019
Net cash provided by operating activities	$91,183	$5,755
Less: Additions to property and equipment	(6,864)	(21,534)
Free cash flow	$84,319	$(15,779)